Exhibit 31.1

I, Stephen J. Yalof, certify that:
1.    I have reviewed this annual report on Form 10-K/A of Tanger Factory Outlet Centers, Inc. for the year ended December 31, 2022; and

2.     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: June 29, 2023

/s/ Stephen J. Yalof
Stephen J. Yalof
President, Chief Executive Officer
Tanger Factory Outlet Centers, Inc.